EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Amscan Holdings, Inc.
James M. Harrison
(914) 784-4014

Michael A. Correale
(914) 784-4050


   AMSCAN HOLDINGS, INC. ANNOUNCES SATISFACTION OF CONSENT CONDITION IN TENDER
        OFFER FOR OUTSTANDING 9.875% SENIOR SUBORDINATED NOTES DUE 2007

ELMSFORD, NY - April 16, 2004 - Amscan Holdings, Inc. announced that as of 5:00 p.m., New York City time, on April 15, 2004, the time and date set as the consent payment deadline, the "consent condition" had been satisfied for Amscan's previously announced cash tender offer for $110.0 million in aggregate principal amount of its outstanding 9.875% Senior Subordinated Notes Due 2007 (the "Notes"). As of the above-stated time and date, holders of a majority of the aggregate principal amount of the Notes had tendered their Notes and provided their consents to effect certain amendments to the indenture under which the Notes were issued.

The tender offer is being made in connection with the previously announced merger of Amscan with a subsidiary of AAH Holdings Corporation, a company affiliated with Berkshire Partners LLC and Weston Presidio. The completion of the merger is one of the conditions to Amscan's obligation to accept the Notes for payment pursuant to the tender offer and consent solicitation, which is due to expire at 12:00 midnight, New York City time, on April 29, 2004, unless extended or terminated. The terms and conditions of the tender offer and consent solicitation, including Amscan's obligation to accept the Notes tendered and pay the purchase price and consent payments, are set forth in Amscan's Offer to Purchase and Consent Solicitation Statement, dated April 2, 2004. Amscan may amend, extend or, subject to certain conditions, terminate the tender offer and consent solicitation at any time.

Amscan has engaged Goldman, Sachs & Co. to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation.

Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co., Credit Liability Management Group, at (877) 686-5059 (toll free). Requests for documentation may be directed to Bondholder Communications Group, the information agent for the tender offer and consent solicitation, at
(888) 385-2663 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement, dated April 2, 2004.

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                                                                   EXHIBIT 99.1


Amscan designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. Amscan also designs and distributes home, baby, wedding and other gift items.

Any statements released by Amscan that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "intends," "anticipates," "expects," words of similar import and variations on such words are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements necessarily involve risks and uncertainties which are difficult to predict and actual outcomes may materially vary from what is expressed or forecasted in such forward-looking statements. There is no assurance that the offer to purchase will be consummated.